UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2018

Bioverativ Inc.

(Exact name of registrant

as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37859	81-3461310
(Commission File Number)	(IRS Employer Identification No.)

225 Second Avenue, Waltham, Massachusetts
02451	Not Applicable
(Address of principal executive offices; Zip Code)	(Former name or former address, if changed since
last report)

Registrant’s telephone number, including area code: (781) 663-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Bioverativ Inc. (the “Company”) on January 22, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 21, 2018, with Sanofi, a French société anonyme (“Parent” or “Sanofi”), and Blink Acquisition Corp., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, Purchaser commenced a tender offer to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), at a purchase price of $105.00 per Share in cash, net of any required tax withholding and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 7, 2018 (as amended or supplemented, the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitutes the “Offer”).

The Offer and related withdrawal rights expired as scheduled at one minute past 11:59 p.m., New York City time, on Wednesday, March 7, 2018 (such date and time, the “Expiration Time”) without being extended. Continental Stock Transfer & Trust Company, the depositary for the Offer, has advised Parent and the Purchaser that, as of the Expiration Time, 70,727,480 Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that were not yet delivered in satisfaction of such guarantee) had been validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 65.2% of the outstanding Shares as of the Expiration Time. Accordingly, the Minimum Tender Condition to the Offer (as defined in the Merger Agreement) has been satisfied. As a result of the satisfaction of the Minimum Tender Condition and each of the other conditions to the Offer, on March 8, 2018, Purchaser accepted for payment all Shares that were validly tendered, and not validly withdrawn, pursuant to the Offer on or prior to the Expiration Time and will promptly pay for such Shares in accordance with the terms of the Offer. In addition, the depositary has advised that, as of the Expiration Time, 3,850,120 Shares have been tendered by Notice of Guaranteed Delivery, representing approximately 3.5% of the outstanding Shares as of the Expiration Time.

On March 8, 2018, pursuant to the terms of the Merger Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Purchaser was merged with and into the Company (the “Merger”), without a vote of the Company’s stockholders, with the Company continuing as the surviving corporation in the Merger and as an indirect, wholly-owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”) and as a result thereof, each Share (other than Shares (i) owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time (other than Shares tendered and accepted for payment by Purchaser in connection with the Offer), (ii) owned by the Company or held in the Company’s treasury immediately prior to the Effective Time, (iii) owned by any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time or (iv) issued and outstanding immediately prior to the Effective Time and held by a holder who was entitled to demand and who properly exercised and perfected a demand for appraisal of such Shares pursuant to, and who complied in all respects with Section 262 of the DGCL and who, as of the Effective Time, had neither effectively withdrawn nor lost such stockholder’s right to appraisal and payment under the DGCL with respect to such Shares) was (i) converted into the right to receive the Offer Price and (ii) was automatically cancelled and ceases to exist, and each holder of a certificate (including any book-entry account statements) representing any such Shares only has the right to receive the Offer Price in accordance with the Merger Agreement.

In addition, pursuant to the Merger Agreement, (i) immediately prior to the consummation of the Offer, each Company stock option that was outstanding at such time, whether vested or unvested, was accelerated and became fully vested and was canceled and was converted into the right to receive the Offer Price (less the applicable exercise price of such Company stock option) in cash (net of applicable withholding taxes and without interest) payable in respect of each Share subject to such Company stock option and (ii) immediately prior to the consummation of the Offer, each Company restricted stock unit that was outstanding at such time became vested and was canceled and converted into the right to receive the Offer Price in cash (net of any applicable withholding taxes and without interest) (the “RSU Payment”) payable in respect of each Share subject to such restricted stock unit, except that any Company restricted stock units granted after the date of the Merger Agreement to employees who were not executive officers of the Company were not so vested, and instead the RSU Payment with respect to such restricted stock units will become vested and payable on the earlier of (x) December 31, 2018, subject to the employee’s continued employment with the Company or its affiliates and (y) any termination without cause or constructive termination under the applicable severance plan.

The aggregate cash consideration paid by Sanofi and Purchaser in the Offer and Merger was approximately $11.6 billion, without giving effect to related transaction fees and expenses. Sanofi and Purchaser funded the consideration paid to stockholders in the Offer and pursuant to the Merger through Sanofi’s cash on hand and borrowings at prevailing effective rates under Sanofi’s commercial paper program.

The foregoing summary description of the Merger Agreement, the Offer and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On March 8, 2018, in connection with the consummation of the Merger, pursuant to a payoff letter agreement entered into between the Company and Bank of America, N.A. (“BOA”), (i) the Company paid in full all of its outstanding loans and other obligations under the Credit Agreement, dated as of June 28, 2017, by and among the Company and certain of its subsidiaries, as borrowers, BOA, as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto (the “Credit Agreement”) and (ii) upon receipt of such payoff, the Credit Agreement and all related documents, together with all obligations of the parties thereunder, including all obligations of BOA under the Credit Agreement to extend credit to the Company and any and all guarantees thereunder, were terminated. The Credit Agreement had provided for a $175 million unsecured, revolving credit facility and was scheduled to mature on June 28, 2020. As of the Effective Time, there were no outstanding commitments under the Credit Agreement and the Company funded all amounts, which did not include any material prepayment penalties or other material termination fees, owed in connection with the termination from immediately available funds.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information contained in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 8, 2018, in connection with the consummation of the Merger, the Company notified the NASDAQ Stock Market (the “NASDAQ”) of the consummation of the Merger and requested that the NASDAQ (i) suspend trading of the Shares on the NASDAQ and (ii) file with the SEC a Form 25 to report that the Shares are no longer listed on the NASDAQ. The Shares, which previously traded under the symbol “BIVV”, ceased to be traded on the NASDAQ prior to the opening of trading on March 8, 2018.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained in the Introductory Note, Item 2.01 and Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01 Changes in Control of Registrant.

As a result of the Purchaser’s acceptance for payment of all Shares that were validly tendered and not validly withdrawn in accordance with the terms of the Offer and the consummation of the Merger pursuant to Section 251(h) of the DGCL, on March 8, 2018, a change in control of the Company occurred and the Company is now an indirect, wholly-owned subsidiary of Sanofi.

The information contained in the Introductory Note, Item 2.01, Item 5.02 and Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Effective Time, pursuant to the terms of the Merger Agreement, (i) the positions of each of Brian S. Posner, John G. Cox, Alexander J. Denner, Geno J. Germano, Louis J. Paglia and Anna Protopapas as members of the Board of Directors of the Company (the “Board”) and any applicable committees of the Board were terminated and (ii) the directors of Purchaser as of immediately prior to the Effective Time, Philippe Sauvage and William Sibold, became the directors of the Company. Information regarding the new directors of the Company has been previously disclosed in the Tender Offer Statement on Schedule TO, filed by Purchaser and Sanofi with the SEC on February 7, 2018 (together with the exhibits and annexes thereto and as amended or supplemented from time to time), and is incorporated herein by reference.

In connection with the consummation of the Merger, Sanofi, the Company, and Mr. Cox, the Company’s Chief Executive Officer, entered into a letter agreement (the “Letter Agreement”) whereby, (i) upon his termination of employment (a) due to death or “Disability” (as defined in the Bioverativ 2017 Omnibus Equity Plan) at any time, (b) by the Company at any time other than “For Cause” (as defined in the Letter Agreement) or (c) due to his resignation for any reason following October 1, 2018, Mr. Cox will be deemed to have experienced an “Involuntary Employment Action” to terminate his employment under the Company’s Severance Plan for U.S. Executive Officers (the “Severance Plan”) and receive the severance payments and benefits in accordance with the Severance Plan and (ii) the parties agreed that Mr. Cox will not have experienced an Involuntary Employment Action as a result of the consummation of the Merger due to an “adverse or material alteration or diminution in authority, duties or responsibilities” so long as he serves in the position of Chief Executive Officer or Interim Chief Executive Officer of the Company (or the unit of Parent that is comprised of the Company’s business) and reports directly to Olivier Brandicourt with duties and responsibilities customary for a privately held subsidiary of a public company, subject to the notice and cure provisions contained in the Severance Plan. The Letter Agreement also (i) amended the terms of the letter agreement, dated as of May 19, 2016, by and between Mr. Cox and Biogen Inc. (which letter was assumed by the Company in connection with the separation of the Company from Biogen Inc.), to remove a provision regarding a reduction in any payments to Mr. Cox that would be subject to Section 280G or 4999 of the Internal Revenue Code of 1986, as amended, (ii) amended the terms of the Proprietary Information and Inventions Agreement, dated as of April 28, 2017, by and between Mr. Cox and the Company, to restrict Mr. Cox from soliciting or hiring the Company’s employees for a period of one year following the consummation of the Merger and (iii) confirmed that Mr. Cox will receive certain compensation and benefits described in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed on February 8, 2018.

Information regarding the officers of the Company has been previously disclosed in Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC by the Company on February 14, 2018, as amended by the Form 10-K/A filed with the SEC by the Company on March 8, 2018, and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger, the Company’s certificate of incorporation and its bylaws were each amended and restated in their entirety, effective as of the Effective Time. Copies of the certificate of incorporation and bylaws of the Company as currently in effect are filed as Exhibits 3.1 and 3.2 hereto and are incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

2.1

Agreement and Plan of Merger, dated as of January 21, 2018, by and among Bioverativ Inc., Sanofi and Blink Acquisition Corp. (incorporated by reference to Exhibit 2.1 of Bioverativ’s Current Report on Form 8-K filed with the SEC on January 22, 2018).

3.1	Amended and Restated Certificate of Incorporation of Bioverativ Inc.

3.2	Amended and Restated Bylaws of Bioverativ Inc.

Exhibit Index

Exhibit Number	Title

2.1

Agreement and Plan of Merger, dated as of January 21, 2018, by and among Bioverativ Inc., Sanofi and Blink Acquisition Corp. (incorporated by reference to Exhibit 2.1 of Bioverativ’s Current Report on Form 8-K filed with the SEC on January 22, 2018).

3.1	Amended and Restated Certificate of Incorporation of Bioverativ Inc.

3.2	Amended and Restated Bylaws of Bioverativ Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOVERATIV INC.

March 8, 2018	By:	/s/ Andrea DiFabio
Andrea DiFabio
Executive Vice President,
Chief Legal Officer